Exhibit 99.1

Gateway Financial Holdings Reports Record First Quarter 2006 Net Income of $1.4 Million, Up 69.5 Percent

VIRGINIA BEACH, Va., April 24, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the first quarter of 2006 of $1.4 million compared with $802,000 for the first quarter of 2005, an increase of $557,000, or 69.5%. Earnings performance was driven by strong revenue growth from the Company's rapidly expanding branch network and a 75% increase in loans outstanding. Diluted earnings per share were $0.13 for the first quarter of 2006 compared with $0.10 for the prior-year period, an increase of 30.0%. Per share results were affected by the fourth quarter 2005 public offering of 2,000,000 shares of common stock, and the 300,000 shares issued in January 2006 as a result of the underwriter exercising its over-allotment option. These additional shares increased weighted average diluted shares by 31.5%, from 7,680,432 shares for the first quarter of 2005 to 10,102,718 for the current quarter.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are pleased to report another record quarter, our eighth consecutive quarter of net income growth. This has been a time of tremendous achievement for Gateway; in this last quarter alone, we opened three full-service financial centers -- in Raleigh, Norfolk and Virginia Beach -- in addition to our first private banking center in Raleigh, and a state-of-the-art operations center capable of supporting a company three times our present size. Loan and deposit growth have been exceptionally strong year over year, up 75.5% and 74.4%, respectively; this momentum has continued into the first quarter of 2006, with loans and deposits up 17.5% and 17.6%, respectively, since December 31, 2005."

Mr. Berry noted that Gateway's strategy focuses on profit growth as well as franchise growth. "We place a high priority on two areas of our business: the generation of low-cost transaction accounts and asset quality. This quarter, we signed an exclusive agreement for our entire geographical franchise to implement the Haberfeld High Performance Checking (HPC) checking account acquisition and profitability strategy, which we have been using company-wide since mid-January. HPC, combined with the introduction of highly successful money market and commercial sweep account programs, have contributed to the growth of low-cost transaction accounts, which increased by $43.9 million, or 15.8%, in the first quarter.

"Asset quality remains an ongoing top priority at Gateway," continued Berry. "We are fortunate that we operate in markets with robust economies, but much of the credit for our sound asset quality belongs to the outstanding bankers and lenders at Gateway. This quarter, we added $1.2 million to our loan loss provision, which was directly related to the increase in loans during the quarter, and not an indication of asset quality deterioration. We only charged off $66,000 of loans; however, non-performing assets increased to 0.40% of total assets at quarter-end."

Total revenue, defined as net interest income and non-interest income, for the first quarter of 2006 was $11.1 million, an increase of 74.8% above the $6.3 million reported for the first quarter of 2005. Net interest income was $8.3 million, a $3.6 million or 76.7% increase over the $4.7 million reported for the prior-year period. The increase reflects a 67.6% increase in average earning assets, driven by the $337.1 million increase in average loans, combined with a 20-basis point improvement in the net interest margin to 3.95%. Commenting on the interest rate margin, Mr. Berry noted, "We are very proud of our improving net interest margin over the past year despite a flattening-to-inverted yield curve environment."

Non-interest income for the quarter was $2.8 million, an increase of $1.2 million or 69.5% above the prior-year first quarter. Excluding securities gains of $653,000 in the current quarter and $24,000 in the 2005 period, non-interest income increased $532,000, or 32.3%. Much of this increase was driven by the expansion of banking activities; service charge income increased $254,000 or 55.1%, directly related to the increase in transactional deposit accounts. Other income grew $278,000, or 23.4%, primarily from growth in Gateway's insurance operations.

Non-interest expense for the first quarter of 2006 was $7.8 million, up $3.0 million, or 63.3%, from the $4.8 million reported in the first quarter of 2005. These increased expenses reflect the significant infrastructure expansion. Over the last twelve months, Gateway opened seven de novo branches and added 75 new employees, bringing the total FTEs to 280. Salaries and benefits increased 50.2%, and occupancy and equipment rose 48.4%, again related to expansion activities. The $1.1 million increase in other expense includes the $210,000 cost of implementing the Haberfeld program, one-time costs of $150,000 associated with the opening of four new banking offices and the operations center, and a $300,000 increase in fees for professional services, primarily related to Sarbanes-Oxley compliance. Additionally, there were one-time signing bonuses paid to attract high-quality bankers to staff the new financial centers; these bonuses totaled $135,000 in the first quarter. Mr. Berry added, "These experienced bankers have been instrumental in the generation of Gateway's quality loan growth. Because of their lending expertise and the quality of service they provide, they have a following of seasoned clients that become a source of new loan and deposit relationships when they join Gateway. In total, there were approximately $500,000 of one-time costs associated with the above items. Gateway's efficiency ratio rose to 74.25% for the first quarter of 2006, primarily as a result of these one-time expenses, from 72.92% for the fourth quarter of 2005, and 74.49% for the year-ago quarter.

At March 31, 2006, total assets were $986.3 million, an increase of $394.9 million, or 66.8%, above the $591.4 million reported twelve months ago. Loans increased $337.1 million, or 75.5%, to $783.6 million; 100% of this growth was organic, with 52% of the increase derived from the financial centers opened over the past twelve months. Year-to date, loans increased have $117.0 million, or 17.5%; the majority of growth was derived from commercial real estate loans, which increased $74.2 million, or 33.5%. Commercial loans (CRE, construction and C&I) comprised 67.1% of loans at March 31, 2006.

Deposits rose $324.2 million, or 74.4%, over the past twelve months, to $760.1 million. Year-to-date, deposits grew 17.6%, with core deposits (including retail CDs) up 12.7%; jumbo CDs were $153.0 million at quarter-end, virtually unchanged from year-end, while brokered deposits grew $50.8 million to $60.8 million. Brokered deposits were used primarily to fund loan growth in the Wilmington loan production office and the Raleigh private banking center. Core deposits comprised 71.9% of total deposits at March 31, 2006, while jumbo CDs were 20.2%. Borrowings, including junior subordinated debentures, totaled $119.5 million at March 31, 2006, an increase of $29.1 million or 32.2% from twelve months ago.

Commenting on asset quality, Mr. Berry said, "Our asset quality remains excellent. Over the past twelve months, we charged off only $134,000 of loans; this is outstanding for a bank with nearly $1 billion of assets. This quarter, we placed a $2.6 million relationship on non-performing status. However, we are well-collateralized by marketable real estate and further supported by a personal guaranty, and we anticipate that we will not have any losses associated with this group of loans." Past due and non-accrual loans were $3.1 million, or 0.40% of total loans at March 31, 2006, compared with $1.1 million, or 0.24% of loans for the year-ago quarter. Net charge-offs were $60,000 this quarter, or 0.01% of loans annualized compared with $6,000 for the first quarter of 2005. At March 31, 2006, the allowance for loan losses was $7.4 million, or 0.95% of total loans.

Stockholders' equity at March 31, 2006 totaled $102.5 million, an increase of $38.2 million, or 59.5%, from twelve months ago. The 2.0 million new shares issued this past December added approximately $30.0 million to Gateway's capital base. Additionally, the underwriter exercised its over-allotment option in January 2006, and an additional 300,000 shares were issued, adding another $4.5 million to capital. At March 31, 2005, Gateway had 9,804,871 shares outstanding; stockholders' equity equaled 10.39% of total assets, and the total risk-based capital ratio was 13.89%, well in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are pleased with our performance this quarter and the $1.4 million we earned. This was an unusually active quarter for us. We expanded our franchise and incurred a high level of one-time expenses associated with this expansion, and we added $1.2 million to our loan loss reserve. We anticipate continued strong loan and deposit growth from all of our markets, and look forward to the positive contributions that our newest financial centers will add.

"Plans continue for further expansion in the Greater Raleigh/ Durham/ Chapel Hill area over the next 24 to 36 months, as well as two additional financial centers we plan to open in Kitty Hawk and Chesapeake during the second quarter. We also plan to convert our loan production offices in Wilmington, North Carolina, and Williamsburg, Virginia into full-service branches later in 2006. We are well-positioned, well-capitalized, and replete with opportunities. 2006 should be an excellent year for Gateway."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Tuesday, April 25 at 2:00 PM Eastern Time to discuss first quarter results. The web cast can be accessed live on the Company's website, http://www.primezone.com/newsroom/ctr?d=97908&u=http://www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-one financial centers -- eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and ten in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.primezone.com/newsroom/ctr?d=97908&u=http://www.gwfh.com .

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

 Gateway Financial Holdings, Inc. and Subsidiary
 First Quarter 2006

           GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                  CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                Quarterly
                                   ----------------------------------
                                     1st Qtr     4th Qtr     3rd Qtr
                                      2006         2005       2005
                                   ----------   ---------   ---------
                           (Dollars in thousands except per share data)

 EARNINGS
  Net interest income              $    8,252       7,080       6,134
  Provision for loan losses        $    1,200         750         550
  Non Interest income              $    2,832       2,337       2,007
  Non Interest expense             $    7,840       6,817       6,031
  Pre-tax income                   $    2,044       1,850       1,560
  Net income                       $    1,359       1,220       1,015
  Basic earnings per share  (a)    $     0.14        0.16        0.14
  Diluted earnings per share (a)   $     0.13        0.16        0.13
  Weighted avg. basic shares
   outstanding (a)                  9,783,764   7,715,218   7,406,785
  Weighted average diluted
   shares (a)                      10,102,718   8,107,197   7,775,253

 PERFORMANCE RATIOS
  Return on average assets               0.60%       0.60%       0.56%
  Return on average common equity        5.38%       6.22%       6.08%
  Net interest margin (fully tax-
   equivalent)                           3.95%       3.96%       3.78%
  Efficiency ratio                      74.25%      72.92%      73.49%
  Full-time equivalent employees          280         247         225

 CAPITAL
  Period-end equity to assets           10.39%      11.19%       9.08%
  Tier 1 leverage capital ratio         12.01%      13.73%      11.50%
  Tier 1 risk-based capital ratio       13.02%      14.31%      11.89%
  Total risk-based capital ratio        13.89%      15.17%      12.80%
  Book value per share (a)         $    10.43       10.40        9.01
  Cash dividend per share (a)      $     0.03        0.03        0.02

 ASSET QUALITY
  Gross loan charge-offs           $       66          32          38
  Net loan charge-offs             $       60          29          36
  Net loan charge-offs to
   average loans                         0.01%       0.01%       0.01%
  Allowance for loan losses        $    7,423       6,283       5,562
  Allowance for loan losses to
   total loans                           0.95%       0.94%       0.94%
  Past due and nonaccrual loans    $    3,116         359         390
  Past due and nonaccrual loans to
   total loans                           0.40%       0.05%       0.07%
  Other real estate and
   repossessed assets              $        0           0           0

 END OF PERIOD BALANCES
  Loans (before allowance)         $  783,614     666,652     590,439
  Total earning assets
   (before allowance)              $  908,052     802,398     669,534
  Total assets                     $  986,311     882,422     740,279
  Deposits                         $  760,078     646,262     588,058
  Stockholders' equity             $  102,456      98,744      67,193

 AVERAGE BALANCES
  Loans (before allowance)         $  718,642     641,354     559,498
  Total earning assets
   (before allowance)              $  846,652     736,239     643,044
  Total assets                     $  924,764     809,546     718,237
  Deposits (Excludes non-int. DDA) $  614,034     523,402     572,354
  Stockholders' equity             $  102,347      77,895      66,302

                                                2nd Qtr      1st Qtr
                                                  2005        2005
                                               ---------    ---------
 EARNINGS
  Net interest income                              5,418        4,671
  Provision for loan losses                          500          400
  Non Interest income                              2,052        1,671
  Non Interest expense                             5,617        4,801
  Pre-tax income                                   1,353        1,141
  Net income                                         902          802
  Basic earnings per share  (a)                     0.12         0.11
  Diluted earnings per share (a)                    0.12         0.10
  Weighted avg. basic shares outstanding (a)   7,379,836    7,362,187
  Weighted average diluted shares (a)          7,737,240    7,680,432

 PERFORMANCE RATIOS
  Return on average assets                          0.56%        0.57%
  Return on average common equity                   5.49%        5.04%
  Net interest margin (fully tax-equivalent)        3.76%        3.75%
  Efficiency ratio                                 73.87%       74.49%
  Full-time equivalent employees                     217          205

 CAPITAL
  Period-end equity to assets                       9.75%       10.86%
  Tier 1 leverage capital ratio                    11.79%       12.41%
  Tier 1 risk-based capital ratio                  12.49%       14.46%
  Total risk-based capital ratio                   13.38%       15.40%
  Book value per share (a)                          8.94         8.72
  Cash dividend per share (a)                       0.02         0.02

 ASSET QUALITY
  Gross loan charge-offs                              10            7
  Net loan charge-offs                                 9            6
  Net loan charge-offs to average loans             0.00%        0.00%
  Allowance for loan losses                        5,048        4,557
  Allowance for loan losses to total loans          0.95%        1.02%
  Past due and nonaccrual loans                      618        1,078
  Past due and nonaccrual loans to total loans      0.12%        0.24%
  Other real estate and repossessed assets             0            0

 END OF PERIOD BALANCES
  Loans (before allowance)                       532,227      446,526
  Total earning assets (before allowance)        609,254      530,732
  Total assets                                   678,560      591,445
  Deposits                                       525,115      435,868
  Stockholders' equity                            66,148       64,218

 AVERAGE BALANCES
  Loans (before allowance)                       495,090      413,995
  Total earning assets (before allowance)        577,865      505,049
  Total assets                                   638,491      573,470
  Deposits (Excludes non-int. DDA)               463,356      429,363
  Stockholders' equity                            65,163       64,594

                                                   Annual
                                           ------------------------
                                            12 Mos.        12 Mos.
                                             2005           2004
                                           ---------      ---------
 EARNINGS
  Net interest income                      $   23,303        12,941
  Provision for loan losses                $    2,200         1,425
  Non Interest income                      $    8,067         5,857
  Non Interest expense                     $   23,266        14,653
  Pre-tax income                           $    5,904         2,720
  Net income                               $    3,939         2,010
  Basic earnings per share  (a)            $     0.53          0.41
  Diluted earnings per share (a)           $     0.51          0.37
  Weighted avg. basic shares
   outstanding (a)                          7,467,380     4,926,636
  Weighted average diluted
   shares (a)                               7,778,193     5,370,973

 PERFORMANCE RATIOS
  Return on average assets                       0.58%         0.49%
  Return on average common equity                5.77%         5.12%
  Net interest margin (fully
   tax-equivalent)                               3.81%         3.59%
  Efficiency ratio                              73.69%        78.93%
  Full-time equivalent employees                  247           191

 CAPITAL
  Period-end equity to assets                   11.19%        12.01%
  Tier 1 leverage capital ratio                 13.73%        13.89%
  Tier 1 risk-based capital ratio               14.31%        16.41%
  Total risk-based capital ratio                15.17%        17.40%
  Book value per share (a)                 $    10.40          8.78
  Cash dividend per share (a)              $     0.09          0.02

 ASSET QUALITY
  Gross loan charge-offs                   $       87           175
  Net loan charge-offs                     $       80            21
  Net loan charge-offs to
   average loans                                 0.02%         0.01%
  Allowance for loan losses                $    6,283         4,163
  Allowance for loan losses to
   total loans                                   0.94%         1.09%
  Past due and nonaccrual loans            $      359           913
  Past due and nonaccrual loans to
   total loans                                   0.05%         0.24%
  Other real estate and
   repossessed assets                      $        0             0

 END OF PERIOD BALANCES
  Loans (before allowance)                 $  666,652       381,956
  Total earning assets
   (before allowance)                      $  802,398       478,852
  Total assets                             $  882,422       535,728
  Deposits                                 $  646,262       406,259
  Stockholders' equity                     $   98,744        64,318

 AVERAGE BALANCES
  Loans (before allowance)                 $  523,492       301,466
  Total earning assets
   (before allowance)                      $  611,104       360,455
  Total assets                             $  679,020       407,699
  Deposits (Excludes non-int. DDA)         $  446,071       255,681
  Stockholders' equity                     $   68,258        39,226

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on June 20,
     2005.

 Gateway Financial Holdings, Inc. and Subsidiary
 First Quarter 2006

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF OPERATIONS

              (Amounts in (000), except per share data)

                                           THREE MONTHS ENDED
                                                 Mar. 31,
                                            2006         2005
                                        -----------   -----------
                                         Unaudited     Unaudited
 INTEREST INCOME
  Loans, including fees                 $    13,760   $     6,506
  Investment securities - taxable             1,226           770
                        - tax-exempt             62            48
  Interest-earning bank deposits                 38             8
  Other interest and dividends                  148            48
                                        -----------   -----------
   Total interest income                     15,234         7,380

 INTEREST EXPENSE
  Money market, NOW and savings               1,397           663
  Time deposits                               4,057         1,360
  Short-term debt                               603           378
  Long-term debt                                925           308
                                        -----------   -----------
   Total interest expense                     6,982         2,709
                                        -----------   -----------
   Net interest income                        8,252         4,671

  Provision for loan losses                   1,200           400
                                        -----------   -----------
   Net interest income after
    provision for loan losses                 7,052         4,271

 NON INTEREST INCOME
  Service charges on accounts                   715           461
  Net gain on sales of securities               653            24
  Other income                                1,464         1,186
                                        -----------   -----------
   Total non interest income                  2,832         1,671

 NON INTEREST EXPENSE
  Salaries and benefits                       3,708         2,469
  Occupancy and equipment                     1,542         1,039
  Data processing fees                          428           229
  Other expense                               2,162         1,064
                                        -----------   -----------
   Total non interest expense                 7,840         4,801
                                        -----------   -----------
   Income before income taxes                 2,044         1,141
   Income taxes                                 685           339
                                        -----------   -----------
    Net income                          $     1,359   $       802
                                        -----------   -----------

  Basic earnings per share (a)          $      0.14   $      0.11

  Diluted earnings per share (a)        $      0.13   $      0.10

  Weighted avg. basic shares
   outstanding (a)                        9,783,764     7,362,187

  Weighted average diluted shares (a)    10,102,718     7,680,432

 (a) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a stock dividend distributed on June 20,
     2005.

 Gateway Financial Holdings, Inc. and Subsidiary
 First Quarter 2006

           GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS

                                       MAR 31,   DECEMBER 31,  MAR 31,
                                        2006        2005        2005
                                      --------    --------    --------
                                     Unaudited    Audited    Unaudited

                                        (Dollar amounts in thousands)
 ASSETS
  Cash and due from banks             $ 11,675    $ 18,475    $  9,985
  Interest-earning deposits
   in other banks                          942       3,668       1,066
                                      --------    --------    --------
   Total cash and cash equivalents      12,617      22,143      11,051

  Securities available for sale        114,597     123,773      78,757
  Securities held to maturity                0           0           0
  Federal Home Loan Bank stock           5,980       6,208       3,661
  Federal Reserve Bank stock             2,919       2,097         722

  Total loans and leases               783,614     666,652     446,526
  Allowance for loan losses             (7,423)     (6,283)     (4,557)
                                      --------    --------    --------
   Total loans, net                    776,191     660,369     441,969

  Premises and equipment, net           33,905      29,551      20,156
  Bank owned life insurance policies    17,355      17,187      16,635
  Accrued interest receivable            6,551       5,883       3,230
  Other assets                          16,196      15,211      15,264
                                      --------    --------    --------
   Total assets                       $986,311    $882,422    $591,445
                                      --------    --------    --------

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
   Noninterest-bearing                $ 83,780    $ 89,162    $ 61,228
   Interest-bearing                    676,298     557,100     374,640
                                      --------    --------    --------
    Total deposits                     760,078     646,262     435,868

  Short-term debt                       47,001      62,000      62,511
  Long-term debt                        72,465      72,665      27,865
  Accrued expenses and
   other liabilities                     4,311       2,751         983
                                      --------    --------    --------
    Total liabilities                  883,855     783,678     527,227

 STOCKHOLDERS' EQUITY
  Common stock                          98,866      94,066      62,786
  Retained earnings                      6,178       5,113       2,711
  Accumulated other
   comprehensive loss                   (2,588)       (435)     (1,279)
                                      --------    --------    --------
   Total stockholders' equity          102,456      98,744      64,218

   Total liabilities and
    stockholders' equity              $986,311    $882,422    $591,445
                                      --------    --------    --------

CONTACT:  Gateway Financial Holdings, Inc.
           D. Ben Berry, Chairman, President and CEO
           Ted Salter, Senior EVP and CFO
           (757) 422-8004